Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of April 21, 2010 by and between Astoria Financial Corporation, a business corporation organized and operating under the laws of the State of Delaware and having an office at One Astoria Federal Plaza, Lake Success, New York 11042-1085 (the “Company”), and George L. Engelke, Jr., an individual residing at 83 Chelsea Road, Garden City, New York 11530 (the “Executive”).

Witnesseth:

Whereas, the Executive and the Company are parties to an Employment Agreement entered into on January 1, 1996 (the “Initial Effective Date”), amended and restated on January 1, 2000, further amended as of August 15, 2007 and amended and restated again as of January 1, 2009 (such agreement, as amended and restated through January 1, 2009, the “Prior Agreement”); and

Whereas, the Executive and the Company wish to further amend and modify the Prior Agreement pursuant to Section 25 thereof;

Now, Therefore, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Section 2(b) of the Prior Agreement shall be amended to read in its entirety as follows:

(b)           Beginning on the Initial Effective Date, the Employment Period shall automatically be extended for one (1) additional day each day until the Executive attains the age of seventy-two (72), unless either the Company or the Executive elects not to extend the Agreement further by giving written notice to the other party, in which case the Employment Period shall end on the day before the third anniversary of the date on which such written notice is given.  When the Executive attains the age of seventy-two (72), the daily extensions will cease automatically without notice or other action, the Employment Period shall be for a fixed term of three years, thereafter, and this Agreement will expire when the Executive attains the age of seventy-five (75).  For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on:

 (i)           if extensions have ceased in accordance with this Section 2(b), the day before the third anniversary of the date on which extensions were discontinued; and

 (ii)           in all other cases, the day before the third anniversary of the date as of which the Remaining Unexpired Employment Period is being determined.

Upon termination of the Executive's employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not previously discontinued, shall automatically cease.

2.	Section 3 of the Prior Agreement shall be amended to read in its entirety as follows:

The Executive shall serve as Chairman and Chief Executive Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or pursuant to the By-Laws of the Company and as are customarily associated with such position. The Executive shall devote his or her full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company, its affiliates and subsidiaries and shall use his or her best efforts to advance the interests of the Company.  The Company reserves the right, from time to time, to separate the roles of Chairman and Chief Executive Officer and to transfer either, but not both, to an individual other than the Executive; in such event the effective date of such separation shall be referred to in this Agreement as the “Transition Date.”  Following the Transition Date, the Executive shall continue to be an employee of the Company..

3.	Section 4 of the Prior Agreement shall be amended to read in its entirety as follows:

In consideration for the services to be rendered by the Executive as Chairman and Chief Executive Officer hereunder, the Company shall pay to him or her a salary at an initial annual rate of ONE MILLION ONE HUNDRED FORTY TWO THOUSAND DOLLARS ($1,142,000), payable in approximately equal installments in accordance with the Company's customary payroll practices for senior officers. At least annually during the Employment Period, the Board shall review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In no event shall the Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without his or her prior written consent and any such reduction in the absence of such consent shall be a material breach of this Agreement. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.  If the Company determines to separate the roles of Chairman and Chief Executive Officer, the Executive’s compensation shall be adjusted in such manner as the Company may determine, subject to the following:

(a)           The Executive’s annual rate of base salary shall not be reduced below SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000).

(b)           Following the Transition Date, the Executive’s base salary for purposes of calculating his ..benefits under the Astoria Federal Savings and Loan Association Group Life Insurance Plan, Excess Pension Plan and Supplemental Pension Plan shall be deemed to continue at the annual rate in effect immediately prior to the Transition Date.

(c)           Following the Transition Date, the base salary used for purposes of computing the termination benefit (if any) payable under sections 9(b)(iv), (v) and (vii) of this Agreement shall in no event be less than the annual rate of base salary in effect for the Executive immediately prior to the Transition Date.

(d)           Following the Transition Date, the target incentive opportunity used for purposes of computing the termination benefit (if any) payable under section 9(b)(vii) of this Agreement shall be the target incentive opportunity (expressed as a percentage of base salary) in effect immediately prior to the Transition Date.

It is the intent of the parties that adjustments to the Executive’s rate of base salary or participation in incentive plans that may occur on or after the Transition Date not diminish the benefits for which the Executive may be eligible under the Astoria Federal Savings and Loan Association Group Life Insurance Plan, Excess Pension Plan and Supplemental Pension Plan or the termination benefits which may become payable to him under section 9(b)(iv), (v) or (vii) of this Agreement.  The foregoing provisions shall be construed to give effect to such intent.

4.	Section 6(b) of the Prior Agreement shall be amended to read in its entirety as follows:

(b)           To the maximum extent permitted under applicable law, during the Employment Period and for the maximum period allowed under applicable law thereafter, the Company shall indemnify the Executive against, and hold him or her harmless from, any costs, liabilities, losses and exposures for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company, to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.  No provision in this Agreement nor any termination or expiration of this Agreement is intended to authorize the elimination or impairment of any right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw of the Company by amendment to such a provision after the occurrence of an act or omission that is the subject of an action, suit or proceeding for which indemnification is sought.

5.	Section 9(a)(i)(C) and the (D) of the Prior Agreement shall be amended to read in its entirety as follows:

(C)           the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company of its material failure that is not directly related to the separation of the roles of Chairman and Chief Executive Officer under Section 3 of the Agreement, whether by amendment of the Company's Certificate of Incorporation or By-laws, action of the Board or the Company's stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Company cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory.

(D)           the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive's rate of base salary in effect from time to time, except as contemplated by the last sentence of Section 4 and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his or her total compensation package, except as contemplated by the last sentence of Section 4), unless, during such thirty (30) day period, the Company cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory; or

6.
Subparagraph (V) of the provision for determination of the “SEVLS” component of the DB Severance Payment under section 9(b)(v) of the Prior Agreement shall be amended to read in its entirety as follows:

(V)           for purpose of calculating the Executive’s monthly or annual benefit under the defined benefit plans, the following sums shall be added to the Executive’s compensation recognized under such plans for the most recent year recognized:

  (1)           payments made pursuant to Section 9(b)(i) that constitute base salary;

  (2)           the Salary Severance Payment;

  (3)           the Option Surrender Payment; and

  (4)           the RRP Surrender Payment.

7.
Section 9(b)(vii) of the Prior Agreement shall be amended by deleting the variable “AP” from the equation therein, deleting the definition of “AP” therein and amending the definition of “TIO” therein to read in its entirety as follows:

“TIO” is the target incentive opportunity (expressed as a percentage of base salary) established by the Compensation Committee of the Board for the Executive pursuant to the Astoria Financial Corporation Executive Officer Annual Incentive Plan in effect at the time immediately prior to the Executive’s termination of employment with the Company; provided, however, that in the event of the Executive’s voluntary resignation pursuant to Section 9(a)(i) above following written notice of a reduction in the Executive’s target incentive opportunity that results in or contributes to a material adverse effect on the aggregate value of the Executive’s total compensation package, that is the basis for such resignation under Section 9(a)(i)(D) above, “TIO” is the target incentive opportunity in effect at the time immediately prior to the reduction that is the subject of such written notice; and

8.	Section 26 of the Prior Agreement shall be amended to read in its entirety as follows:

Section 26.         Guarantee.

The Company hereby agrees to guarantee the payment by the Association of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the Amended and Restated Employment Agreement dated as of the 1st day of January, 2009 between the Association and the Executive, as amended by Amendment No. 1.

9.	The Prior Agreement shall be amended to remove Section 33 therefrom.

10.
Each reference to the “Remaining Unexpired Employment Period” in the Prior Agreement under Section 9(b) shall be amended to provide that the Remaining Unexpired Employment Period is expressed as a number of years and fractions of years.

11.	Each reference to “Thacher Proffitt & Wood LLP” in the Prior Agreement, whether with or without the LLP designation, will be replaced by a reference to “Sonnenschein Nath & Rosenthal LLP”.

12.	Except as specifically provided herein, the provisions of the Prior Agreement shall continue in full force and effect.

In Witness Whereof, the Company has caused this Amendment to be executed and the Executive has hereunto set his or her hand, all as of the day and year first above written.

ATTEST:	Astoria Financial Corporation

/S/ Thomas V. Lavery	By:	/S/ Monte N. Redman
Name: Thomas E. Lavery	Name:	Monte N. Redman
	Title:	President and Chief Operating Officer

[Seal]	/S/ George L. Engelke, Jr.
George L. Engelke, Jr.

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On this 21st day of April, 2010 before me, the undersigned, personally appeared George L. Engelke, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/S/ Marygrace Farruggia
Name: Marygrace Farruggia
Notary Public, State of New York
No. 4998931
Qualified in Suffolk County
Commission Expires: July 13, 2010

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On this 21st day of April, 2010 before me, the undersigned, personally appeared Monte N. Redman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/S/ Marygrace Farruggia
Name: Marygrace Farruggia
Notary Public, State of New York
No. 4998931
Qualified in Suffolk County
Commission Expires: July 13, 2010